Exhibit 10.1

COASTAL FINANCIAL CORPORATION
COASTAL COMMUNITY BANK

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (“Agreement”) is entered into by and between COASTAL FINANCIAL CORPORATION, a Washington corporation (“Company”), its wholly-owned subsidiary, COASTAL COMMUNITY BANK, a Washington state-chartered bank (“Bank”), and __________ (“Executive”), as of __________.

The Company, the Bank, and Executive agree as follows:

1.

Commitment of Executive. In the event that any person extends any proposal or offer that is intended to or may result in a Change in Control (defined below), Executive shall, at the Company’s or the Bank’s request, assist the Company and/or the Bank in evaluating such proposal or offer. Further, subject to the additional terms and conditions of this Agreement, in order to receive the Change in Control Payment (defined below), Executive cannot resign without Good Reason (as defined below) from the Company or the Bank during any period from the receipt of a specific Change in Control proposal up to the consummation of the transaction contemplated by such proposal.

2.

Change in Control. For purposes of this Agreement, “Change in Control” means a change in control event as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules, regulations and guidance promulgated thereunder and issued by the Department of the Treasury, that is one or more of the following events:

a.

Merger. The Company merges into or consolidates with another entity, or merges another entity into the Company and, as a result, less than a majority of the combined voting power of the resulting entity or, if applicable, the ultimate parent thereof, immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation;

b.

Acquisition of Significant Share Ownership. The acquisition by any person (within the meaning of Section 13(d) of the Securities Exchange Act, as amended), other than any employee benefit plan or trust maintained by the Company, of fifty percent (50%) or more of the combined voting power entitled to vote generally in the election of directors of the Company’s then outstanding voting securities;

c.

Change in Board Composition. During any period of twelve consecutive months, individuals who constitute the Company’s Board of Directors at the beginning of the twelve-month period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (c), each director who is first elected by the Board of Directors (or first nominated by the Board of Directors for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the twelve-month period shall be deemed to have also been a director at the beginning of such period; or

d.

Sale of Assets. A sale, transfer, or other disposition of all or substantially all of the assets of the Company which is consummated and immediately following which the persons who were the owners of the Company immediately prior to such sale, transfer, or disposition, do not own, directly or indirectly and in substantially the same proportions as their ownership immediately prior to the sale, transfer, or disposition, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of (i) the entity or entities to which such assets or ownership interest are sold or transferred or (ii) an entity that, directly or indirectly, owns more than fifty percent (50%) of the

DC: 7271923-3

combined voting power entitled to vote generally in the election of directors of the entities described in clause (i).
3.	Payment Obligations.
3.1

Termination Following Change in Control. If, consistent with Section 1, Executive remains employed with the Company and the Bank through the closing of a Change in Control and concurrent with or within twenty-four (24) months after the closing of the Change in Control either the Company and the Bank terminate Executive’s employment for reasons other than for Cause, or Executive terminates Executive’s employment with the Company and the Bank for Good Reason, then, subject to Section 11:

a.

within ten (10) days following the effective date of Executive’s termination of employment, the Bank shall pay to Executive, a single lump sum cash payment (“Change in Control Payment”) in an amount equal to one (1) times, the sum of: (i) Executive’s base salary as then in effect (but disregarding any reduction that gave rise to Good Reason), and (ii) the cash bonus earned by Executive for the year prior to the year in which the Change in Control occurs; and

b.

Executive will fully vest in all unvested stock options and/or other equity incentive compensation awards previously granted to Executive that would have vested based solely on the continued employment of Executive.

3.2

Termination Prior to Change in Control. If (i) the Company or the Bank terminates Executive’s employment without Cause before a Change in Control, and (ii) prior to such termination or within ninety (90) days thereafter the Company and/or the Bank entered or enters into an agreement for a Change in Control or any party announced, announces or is required by law to announce a prospective Change in Control, which Change in Control is consummated, then within ten (10) days following the consummation of such Change in Control the Bank shall pay to Executive the Change in Control Payment in a single lump sum.

4.	MANDATORY REDUCTION OF PAYMENTS IN CERTAIN EVENTS.
4.1

Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Company, the Bank or the acquirer in a Change in Control, or any of their respective successors or affiliates, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payments to Executive, a calculation shall be made comparing (i) the net after-tax benefit to Executive of the Payments after payment by Executive of the Excise Tax, to (ii) the net after-tax benefit to Executive if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments against the latest amounts to be paid and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the Change in Control, reducing the latest amounts to be paid first, as determined by a nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company, the Bank and Executive (the “Determination Firm”). For purposes of this Section 4.1, present value shall be determined in good faith in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 4, the “Parachute Value” of a Payment means the present value as of the date of the Change in Control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
4.2

All determinations required to be made under this Section 4, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by the Determination Firm which shall provide detailed supporting calculations to the Company, the Bank and Executive within fifteen (15) business days after the receipt of notice from Executive that a Payment is due to be made, or such earlier time as is requested by the Company or the Bank. All fees and expenses of the Determination Firm shall be borne solely by the Company or the Bank. Any determination by the Determination Firm shall be binding upon the Company, the Bank and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which Executive was entitled to, but did not receive pursuant to Section 4.1, could have been made without the imposition of the Excise Tax (“Underpayment”), consistent with the calculations required to be made hereunder. In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company or the Bank to or for the benefit of Executive but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

5.

Termination of Agreement. This Agreement terminates immediately if, at any time before the Change in Control transaction closes, (i) the Company or the Bank terminates Executive’s employment for Cause, (ii) Executive resigns from the Company or the Bank without Good Reason, (iii) Executive dies, or (iv) Executive is unable to perform Executive’s duties and obligations to the Company or the Bank for a period of ninety (90) consecutive days as a result of a physical or mental disability, unless with reasonable accommodation Executive could continue to perform such duties and making these accommodations would not pose an undue hardship on the Company or the Bank. If no Change in Control has occurred, this Agreement will terminate ninety (90) days after Executive’s employment is terminated by the Company or the Bank without Cause or by Executive for Good Reason, unless prior to or during such ninety-day period, the Company or the Bank entered into or enters into an agreement for a Change in Control, or a Change in Control is announced or required by law to be announced, in which case this Agreement will terminate upon payment of the Change in Control Payment pursuant to Section 3.2 or the abandonment of such Change in Control.

6.	Definitions.
6.1	Cause. “Cause” means any one of the following:
a.	Removal or discharge of Executive pursuant to order of, or consent order or written agreement with any federal or state banking authority;
b.

Willful misfeasance or gross negligence in the performance of Executive’s duties, including without limitation the concealment from or knowing failure to disclose to, any federal or state banking authority or the Board of Directors any material matters affecting the safety and soundness of the Company or the Bank;

c.

Indictment (or equivalent under applicable law) with respect to, the conviction of, or a plea of guilty or no contest to, a felony, or any other crime involving moral turpitude, fraud, theft, embezzlement, or dishonesty, or other crime that results in Executive’s incarceration, with the exclusion of traffic violations;

d.	Misconduct or illegal conduct, including, without limitation, moral turpitude, fraud, theft, embezzlement, or sexual or other harassment; or

e.

A violation of any employment policy or code of conduct of the Company or Bank as may be in effect from time to time, if such violation causes or is reasonably expected to cause, material reputational or financial harm, or is otherwise injurious, or reasonably expected to be injurious, to the Company or to any entity in control of, controlled by or under common control with the Company.

6.2	Good Reason. “Good Reason” means any one or more of the following:
a.

Material reduction of Executive’s base salary or elimination of any significant compensation or benefit plan benefiting Executive (without replacement with a plan with materially similar aggregate value or opportunity), unless the reduction or elimination is generally applicable to substantially all similarly situated employees (or similarly situated employees of a successor or controlling entity of the Company or the Bank) who formerly benefited;

b.	The assignment to Executive without Executive’s consent of materially diminished authority or duties that are materially inconsistent with Executive’s position as of the date of this Agreement; or
c.	A relocation or transfer of Executive’s principal place of employment that would increase Executive’s commute on a regular basis by more than thirty (30) miles each way .

The Company, the Bank and Executive agree that “Good Reason” shall not exist unless and until Executive provides the Company and the Bank with written notice of the acts alleged to constitute Good Reason within ninety (90) days of Executive’s knowledge of the occurrence of such event, and the Bank and the Company fail to cure such acts within thirty (30) days of receipt of such notice, if curable. Executive must terminate Executive’s employment within sixty (60) days following the expiration of such cure period for the termination to be on account of Good Reason.

7.

Arbitration. At either the Company’s, the Bank’s, or Executive’s request, the parties must submit any dispute, controversy, or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association’s rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator’s decision is final (except as otherwise specifically provided by law) and binds the parties, and any party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator’s decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. In any arbitration, if Executive is the prevailing party, the Company and Bank shall pay all reasonable attorney’s fees of Executive, as well as the expenses and administrative fees related to the arbitration. If the Company and Bank are the prevailing party at the arbitration, each party shall pay its own attorney’s fees and expenses and its share of the administrative fees and expenses related to the arbitration. All proceedings will be held at a place designated by the arbitrator in Snohomish County, Washington. The arbitrator, in rendering a decision as to any state law claims, will apply Washington law.

8.

Withholding. All payments required to be made by the Company or the Bank hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax or other payroll deductions as the Company or the Bank may reasonably determine should be withheld pursuant to any applicable law or regulation.

9.

Other Compensation and Terms of Employment. This Agreement is not an employment agreement. Accordingly, except with respect to the Change in Control Payment, this Agreement shall have no effect on the determination of any compensation payable by the Company or the Bank to Executive, or upon any of the other terms of Executive’s employment with the Company or the Bank. The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to Executive upon a termination of employment with the Company or the Bank pursuant to employee benefit plans of the Company or the Bank or otherwise.
10.	Miscellaneous Provisions.
10.1

Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties concerning its subject matter and supersedes all prior agreements, correspondence, representations, or understandings between the parties relating to its subject matter.

10.2	Binding Effect. This Agreement will bind and inure to the benefit of the Company’s, the Bank’s, and Executive’s heirs, legal representatives, successors, and assigns.
10.3

Waiver. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party’s waiver of the other party’s breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

10.4	Amendment. This Agreement may be modified only through a written instrument signed by all parties.
10.5	Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.
10.6	Counsel Review. Executive acknowledges that Executive has had the opportunity to consult with independent counsel with respect to the negotiation, preparation, and execution of this Agreement.
10.7

Governing Law and Venue. This Agreement will be governed by and construed in accordance with Washington law, except to the extent that federal law may govern certain matters. The parties must bring any legal proceeding arising out of this Agreement in Snohomish County, Washington.

10.8	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.
10.9	Compliance with Section 409A of the Internal Revenue Code.
(a)

General. It is the Company’s and the Bank’s intent that the payments and benefits provided under this Agreement shall be exempt from the application of, or otherwise comply with, the requirements of Section 409A of the Code (“Section 409A”).

Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to the maximum extent possible. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Bank shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A upon Executive.

If neither the “short-term deferral” nor the involuntary separation pay exceptions to Section 409A described above applies to a benefit, payment, or reimbursement under this Agreement, then notwithstanding any provision in this Agreement to the contrary, it is intended that any payment or benefit which is provided pursuant to, or in connection with, this Agreement shall be provided and paid in a manner, and at such time and in such form as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Any reference in this Agreement to “involuntary termination,” “involuntarily terminate,” “termination of employment” or similar terms or phrases shall be interpreted as a “separation from service” within the meaning of Section 409A. For purposes of Section 409A, any installment payment provided under this Agreement shall be treated as a separate payment. Any provision in this Agreement that is determined to violate the requirements of Section 409A shall be void and without effect. To the extent permitted under Section 409A, the parties shall reform the provision, provided such reformation shall not subject Executive to additional tax or interest and Executive shall not be required to incur any additional compensation as a result of the reformation. In addition, any provision that is required to appear in this Agreement that is not expressly set forth shall be deemed to be set forth herein, and this Agreement shall be administered in all respects as if such provision were expressly set forth. References in this Agreement to Section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A.

(b)

Delay of Payments. If Executive is deemed to be a “specified employee” within the meaning of Section 409A, then payment of benefits under this Agreement that are on account of a separation from service shall be delayed until six (6) months and one day after the date the benefit under such provisions is payable, to the extent required by Section 409A(a)(2)(B)(i), unless Executive dies between such date and the payment date, at which time all such benefits shall then commence.

11.

Regulatory Provisions. In no event shall the Bank or the Company be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. § 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

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Effective as of the date first set forth above.

COMPANY:

COASTAL FINANCIAL CORPORATION

By:

Printed Name:Eric Sprink

Title:President & CEO

BANK:

COASTAL COMMUNITY BANK

By:

Printed Name:Eric Sprink

Title:President & CEO

EXECUTIVE:

Printed Name:

Title: